Exhibit 99.1

FOR IMMEDIATE RELEASE
December 19, 2019

Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720

Media: Matt Samson (matt.b.samson@huntington.com), 312.263.0203

HUNTINGTON BANCSHARES INCORPORATED
NAMES ALANNA COTTON TO ITS BOARD OF DIRECTORS
Cotton brings deep background in consumer technology, brand strategy and innovation to Huntington
COLUMBUS, Ohio - The Board of Directors of Huntington Bancshares Incorporated (Nasdaq: HBAN; www.huntington.com) has unanimously elected as a member, Alanna Y. Cotton, senior vice president and general manager for product marketing at Samsung Electronics America, Inc.

Cotton joined Samsung Electronics America in 2014. In her current role, she is responsible for financial and brand performance of the high-growth segments of the mobile technology market, including personal computing, tablets, virtual reality and wearable tech. Previous Samsung roles included general management and marketing for mobile computing and wearables.

Prior to Samsung, Cotton served in a variety of senior leadership roles at PepsiCo, where she led the growth strategy for a number of Frito-Lay brands and held sales and operations roles for other PepsiCo businesses. She began her career as a new product startup leader at Procter & Gamble with responsibility for product launches and innovation.

“Alanna has an impressive track record of leading and driving business growth for well-known and respected global brands. Her ability to develop and collaboratively partner with other companies to build the right presence, platform and tools to capture customers across the digital journey is of tremendous benefit to Huntington as we continue to focus on customer experience as a brand differentiator,” said Stephen D. Steinour, chairman, president and chief executive officer of Huntington. “Her extensive understanding of consumers of all ages, their preferences, behaviors and usage patterns, and how to develop and market technology-driven products and experiences will help Huntington to serve the rapidly-evolving needs of our customers.”

Brand Innovators, a consortium of brand marketers from the world’s top brands, named Cotton one of the Top Women in Marketing in 2018. Cotton also was named one of the Most Powerful Women in Consumer Technology in 2016. She serves on the CMO Advisory Board of Ridge Ventures.

“Huntington’s people-first, technology-enabled approach to serving colleagues, customers, communities and shareholders appealed to me,” Cotton said. “I look forward to working with the Board to build upon the Bank’s impressive track record of innovation and to assisting Huntington on its journey to deliver the customer-centric products and capabilities consumers and businesses expect from their financial partners.”

Cotton earned her bachelor’s degree in environmental engineering from Northwestern University and her MBA from Stanford University.

About Huntington
Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $109 billion of assets and a network of 868 full-service branches, including 12 Private Client Group offices, and 1,442 ATMs across seven Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides vehicle finance, equipment finance, national settlement, and capital market services that extend beyond its core states. Visit huntington.com for more information.

###